Exhibit 21
Kendle International Inc.
Subsidiary List

Subsidiary	Jurisdiction of Organization
AAC Consulting Group, Inc.	Maryland

ACER/EXCEL INC.	New Jersey

Beijing KendleWits Medical Consulting Co., Ltd.	China

Kendle Americas Holding Inc.	Ohio

Kendle Americas Investment Inc.	Ohio

Kendle Americas Management Inc.	Ohio

Kendle Argentina S.R.L.	Argentina

Kendle Branches Limited	United Kingdom

Kendle Brasil Servicios de Pesquisas Clinicas Ltda.	Brazil

Kendle Canada Inc.	Canada

Kendle Chile Limitada	Chile

Kendle Clinical Development Services Limited	United Kingdom

Kendle Clinical Development Services, S.L.	Spain

Kendle Colombia Ltda.	Colombia

Kendle CRO Malaysia Sdn. Bhd.	Malaysia

Kendle CRO Philippines, Inc.	Philippines

Kendle CRO (Thailand) Co., Ltd.	Thailand

Kendle CTA Limited	United Kingdom

Kendle Data & Technologies (India) Private Ltd	India

Kendle Delaware Inc.	Delaware

Kendle GmbH	Germany

Kendle India Private Limited	India

Kendle International B.V.	The Netherlands

Kendle International CPU LLC	Ohio

Kendle International Holdings Limited	United Kingdom

Kendle International Holdings Pty Limited	Australia

Kendle International Israel Ltd.	Israel

Kendle International Limited	United Kingdom

Subsidiary	Jurisdiction of Organization
Kendle International Ltda.	Brazil

Kendle International s.r.o.	Czech Republic

Kendle International SARL	France

Kendle International Sp. z o.o.	Poland

Kendle International SRL	Italy

Kendle International, S.A. de C.V.	Mexico

Kendle NC Inc.	North Carolina

Kendle Nova Scotia ULC	Canada

Kendle Peru S.R.L.	Peru

Kendle Pte, Ltd	Singapore

Kendle Pty Limited	Australia

Kendle R&D Pty Limited	Australia

Kendle R&D Unit Trust	Australia

Kendle Servicios, S.A. de C.V.	Mexico

Kendle South Africa (Proprietary) Limited	South Africa

Kendle Sweden AB	Sweden

Kendle Toronto Inc.	Canada

Kendle U.K. Limited	United Kingdom

Kendle Unit Trust	Australia

U-Gene Clinical Research B.V.	The Netherlands

U-Gene Research Biotechnology B.V.	The Netherlands